------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    WELSCH, DENNIS A.                             KB HOME (KBH)                                 to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. I.R.S. Identification   4. Statement for      ----               ---
    10990 WILSHIRE BOULEVARD, 7TH FLOOR           Number of Reporting        Month/Year          X   Officer (give    Other (specify
--------------------------------------------      Person, if an entity       February 2002      ---- title below)  --- below)
                  (Street)                        (Voluntary)             -------------------
    LOS ANGELES, CA 90024                                                 5. If Amendment,      REGIONAL GENERAL MANAGER
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     01/15/02  A      V      4,484     A                                          D
                                          (1)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     01/15/02  A      V      6,685     A                                          D
                                          (2)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     01/15/02  F      V      2,066     D                                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     01/15/02  F      V      3,080     D                                          D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  M             1,000     A        $14.560                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  S               820     D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  M             3,572     A        $23.740                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  S             2,928     D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  M             5,000     A        $22.440                           D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                     02/13/02  S             4,099     D        $40.141                           D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                            PAGE 1 OF 5 PAGES



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date      Expira-           Amount or
                                                    -------------------------- Exer-     tion      Title   Number of
                                                    Code  V     (A)     (D)    cisable   Date              Shares
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $14.560     02/13/02     M                1,000   01/25/96  01/25/11  COMMON   1,000
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $17.750     02/13/02     M                5,000   10/25/99  10/25/14  COMMON   5,000
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $21.948     02/13/02     M                6,191   07/30/99  07/30/14  COMMON   6,191
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $22.440     02/13/02     M                5,000   12/01/98  12/01/13  COMMON   5,000
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $23.740     02/13/02     M                3,572   05/28/98  05/28/13  COMMON   3,572
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $25.000     02/13/02     M               13,334   10/13/00  10/13/15  COMMON  13,334
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $33.557     02/13/02     M               19,823   02/19/01  02/19/16  COMMON  19,823
OPTIONS (RIGHT TO BUY)                               (3)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------
NON-QUALIFIED STOCK          $40.141     02/13/02     A   V   14,613           02/13/02  02/13/17  COMMON  14,613
OPTIONS (RIGHT TO BUY)                               (4)                                           STOCK
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
        0                     D
--------------------------------------------------------------------------
    5,000                     D
--------------------------------------------------------------------------
        0                     D
--------------------------------------------------------------------------
        0                     D
--------------------------------------------------------------------------
        0                     D
--------------------------------------------------------------------------
   26,666                     D
--------------------------------------------------------------------------
        0                     D
--------------------------------------------------------------------------
   14,613                     D
--------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ KIMBERLY N. KING      March 8,2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------  ------------
                                                                                             **Signature of Reporting      Date
                                                                                               Person
Note: File three copies of this Form, one of which must be manually signed.                  By: Kimberly N. King, Attorney in Fact
      If space provided is insufficient, see Instruction 6 for procedure.                    For: Dennis A. Welsch

Potential persons who are to respond to the collection of information contained in this form are        PAGE 2 OF 2 PAGES     Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)

------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    WELSCH, DENNIS A.                             KB HOME (KBH)                                 to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----               ---
    10990 WILSHIRE BOULEVARD, 7TH FLOOR           Number of Reporting        Month/Year              Officer (give    Other (specify
--------------------------------------------      Person, if an entity       FEBRUARY 2002      ---- title below)  --- below)
                  (Street)                        (Voluntary)             -------------------
    LOS ANGELES, CA 90024                                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                      Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M            6,191      A       $21.948                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S            5,075      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M            5,000      A       $17.750                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S            4,099      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M           13,334      A       $25.000                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S           10,930      D       $40.141                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   M           19,823      A       $33.557                            D
------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                  02/13/02   S           16,248      D       $40.141      17,865                D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE           PAGE 3 OF 5 PAGES  (Over)
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                               SEC 1474 (3-99)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

SEE CONTINUATION PAGE(S) FOR FOOTNOTES

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ KIMBERLY N. KING      March 8, 2002
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------  -------------
                                                                                             **Signature of Reporting      Date
Note: File three copies of this Form, one of which must be manually signed.                    Person
      If space is insufficient, see Instruction 6 for procedure.                             By:  Kimberly N. King,
                                                                                                  Attorney in Fact
                                                                                             For: Dennis A. Welsch

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE      PAGE 4 OF 5 PAGES       Page 2
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.                                       SEC 1474 (3-99)

WELSCH, DENNIS A.                          KB HOME (KBH)       PAGE 5 OF 5 PAGES
10990 WILSHIRE BOULEVARD, 7TH FLOOR        FEBRUARY 2002
LOS ANGELES, CA 90024


(1) Common stock awarded as part of reporting person's 2001 performance-based incentive compensation under registrant's 2001 Stock Incentive Plan which is exempt under Section 16(b)-3. The shares are restricted from sale until first anniversary of date of grant.

(2) Payout of common stock under registrant's performance-based, multi-year Unit Performance Program, administered under the registrant's 2001 Stock Incentive Plan which is exempt under Section 16(b)-3.

(3) Broker-assisted exercise/sale pursuant to registrant's Executive Stock Ownership Policy which requires reporting person to own shares of common stock with a value equal to his annual cash compensation (salary and bonus), and to maintain such share ownership throughout his employment. Shares were sold solely to cover tax liability upon exercise and exercise price.

(4) Fair market value replacement options awarded under the 2001 Incentive Stock Plan in accord with registrant's Executive Stock Ownership Policy. Number of options awarded is limited to number of shares sold to pay tax liability and exercise prices.